Exhibit 5.1

[LETTERHEAD OF KANTROW, SPAHT, WEAVER & BLITZER

(A PROFESSIONAL LAW CORPORATION)]

August 20, 2007

Amedisys, Inc.

5959 S. Sherwood Forest Blvd.

Baton Rouge, Louisiana 70816

Re:	Registration Statement on Form S-3 (the “Registration Statement”)

Ladies and Gentlemen:

We have acted as counsel for Amedisys, Inc., a Delaware corporation (the “Company”), with respect to certain legal matters in connection with the registration by the Company, under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale by the Company from time to time, pursuant to Rule 415 under the Securities Act, of (i) shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”) and (ii) shares of preferred stock, par value $0.001 per share, of the Company, in one or more series (the “Preferred Stock” and, together with the Common Stock, the “Securities”). The aggregate initial offering prices of the Securities to be offered and sold by the Company pursuant to the Registration Statement, to which this opinion is an exhibit, will not exceed $250,000,000. The Securities will be offered in amounts, at prices and on terms to be determined in light of market conditions at the time of sale and to be set forth in supplements (each a “Prospectus Supplement”) to the Prospectus contained in the Registration Statement.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Certificate of Incorporation and Bylaws of the Company, each as amended to the date hereof, (ii) the Registration Statement, (iii) resolutions of the board of directors of the Company and (iv) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed. In addition, we reviewed such questions of law, as we considered appropriate.

In connection with rendering the opinions set forth below, we have assumed that (i) all information contained in all documents reviewed by us is true and correct, (ii) all signatures on all documents examined by us are genuine, (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents, (iv) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective, (v) a Prospectus Supplement will have been prepared and filed with the Commission describing the Securities offered thereby, (vi) all Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner specified in the Registration Statement and the applicable Prospectus Supplement, (vii) at the time of any offering or sale of any shares of Common Stock and/or Preferred Stock, that the Company shall have such number of shares of Common Stock and/or Preferred Stock, as set forth in such offering or sale, authorized or created and available for issuance, (xi) a definitive purchase, underwriting or similar agreement with respect to any Securities offered will have been duly authorized and validly executed and delivered by the Company and the other parties thereto, and (xii) any Securities issuable upon conversion, exchange or exercise of any Preferred Stock being offered will have been duly authorized, created and, if appropriate, reserved for issuance upon such conversion, exchange or exercise.

Based on the foregoing, and subject to the assumptions, qualifications, limitations, and exceptions set forth herein, we are of the opinion that:

1.

With respect to shares of the Common Stock offered by the Company, when (i) the board of directors of the Company has taken all necessary corporate action to approve the issuance and terms of the offering thereof and related matters; and (ii) certificates representing the shares of Common Stock have been duly executed, countersigned, registered and delivered either (A) in accordance with the applicable definitive purchase, underwriting or similar agreement approved by the board of directors of the Company, then upon payment of the consideration therefor (not less than the par value of the Common Stock) provided for therein; or (B) upon conversion, exchange or exercise of any other Security in accordance with the terms of the Security or the instrument governing the Security providing for the conversion, exchange or exercise as approved by the board of directors of the Company, for the consideration approved by the board of directors of the Company (not less than the par value of the Common Stock), such shares of Common Stock will be validly issued, fully paid and non-assessable.

2.	With respect to shares of any series of Preferred Stock, when (i) the board of directors of the Company has taken all necessary corporate action to approve the issuance and terms of the shares of the series, the terms of the offering thereof and related matters, including the adoption of a resolution establishing and designating the series and fixing and determining the preferences, limitations and relative rights thereof and the filing of a statement with respect to the series with the Secretary of State of the State of Delaware (the “Certificate of Designation”); and (ii) certificates representing the shares of the series of Preferred Stock have been duly executed, countersigned, registered and delivered either (A) in accordance with the applicable definitive purchase, underwriting or similar agreement approved by the board of directors of the Company, then upon payment of the consideration therefor (not less than the par value of the Preferred Stock) provided for therein; or (B) upon conversion, exchange or exercise of any other Security in accordance with the terms of the Security or the instrument governing the Security providing for the conversion, exchange or exercise as approved by the board of directors of the Company, for the consideration approved by the board of directors of the Company (not less than the par value of the Preferred Stock), the shares of the series of Preferred Stock will be validly issued, fully paid and non-assessable.

We express no opinions concerning the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.

The foregoing opinions are limited to the laws of the State of Louisiana, the General Corporation Laws of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws) and the federal laws of the United States of America and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

KANTROW, SPAHT, WEAVER & BLITZER (A PROFESSIONAL LAW CORPORATION)

/S/ KANTROW, SPAHT, WEAVER & BLITZER (A PROFESSIONAL LAW CORPORATION)